SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FISHER COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Note:

FISHER COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2005

To the Shareholders of Fisher Communications, Inc:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Fisher Communications, Inc. (the “Company”) will be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington, at 10:00 a.m., Thursday, April 28, 2005, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect three (3) directors for a term of three years or until their successors have been elected and qualified.

2.	ANY OTHER BUSINESS that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has established the close of business on March 1, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is provided in the accompanying Proxy Statement. Family members are welcome to accompany you at the meeting.

March 30, 2005

BY ORDER OF THE BOARD OF DIRECTORS

Sharon J. Johnston, Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy and return it in the enclosed postage prepaid envelope. It is important that your shares be represented and that a quorum is present. If you attend the meeting in person, your Proxy may be revoked and you may personally vote your shares, even though you have previously returned your Proxy.

PROXY STATEMENT

FISHER COMMUNICATIONS, INC.

100 4th Avenue N.

Suite 510

Seattle, Washington 98109

(206) 404-7000

This Proxy Statement and the accompanying form of Proxy are being sent to shareholders of Fisher Communications, Inc. (the “Company”) on or about March 30, 2005 for use in connection with the Annual Meeting of Shareholders of the Company to be held on April 28, 2005.

ABOUT THE ANNUAL MEETING

When and where is the meeting?

The Annual Meeting of Shareholders of Fisher Communications, Inc. (the “Annual Meeting”) will be held at 10:00 a.m. on Thursday, April 28, 2005 at Fisher Plaza, 140 4th Avenue North, Seattle, Washington. (The entrance to the Fisher Plaza garage is on John Street.)

What is the purpose of the meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company’s management will report on the performance of the Company during 2004 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 1, 2005, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Family members are welcome to accompany you to the meeting. Admission to the meeting will be by admission card only. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission card by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 8,618,781 shares of common stock of the Company were outstanding.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you have directed. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” shareholders that wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting to the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request to the Secretary of the Company, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors unanimously recommends a vote “FOR ALL NOMINEES” to be elected as directors as set forth in this Proxy Statement.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by Company shareholders present, in person or by proxy, and entitled to vote. In the election of directors, a shareholder may either (i) cumulate his or her shares and give one nominee (or divide in any proportion among some or all nominees) as many votes as the number of shares that such shareholder holds, multiplied by the number of nominees; or (ii) vote his or her shares, multiplied by the number of nominees, equally among the nominees for election. If a shareholder wishes to cumulate his or her votes, he or she should multiply the number of votes he or she is entitled to cast by the number of directors to be elected (deriving a cumulative total) and then write the number of votes for each director next to each director’s name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for directors, he or she should indicate a vote for or against each nominee, as provided on the proxy card. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Under the rules of the National Association of Securities Dealers (“NASD”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients as to the election of directors may vote their clients’ proxies in their own discretion with respect to such proposal. Accordingly, there cannot be any broker nonvotes on this matter.

Other Items. If any other item is properly brought before the meeting, such item will be approved if the votes cast in favor of the item exceed the votes cast opposing the item. Abstentions with respect to any such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Each outstanding share shall be entitled to one vote on each matter submitted. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and, if so, will not be counted in determining the number of shares necessary for approval.

Who will bear the cost of soliciting votes for the meeting?

The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company, via mail, telephone, facsimile or personal interview. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners and the expenses of Georgeson Shareholder Communications Inc. described below.

The Company has retained Georgeson Shareholder Communications Inc. to assist with the distribution of proxies. The Company will pay reasonable costs and expenses for this service.

BUSINESS OF THE MEETING

There is one matter being presented for consideration by the shareholders at the Annual Meeting.

Proposal No. 1—Election Of Directors

General

The Company’s Amended and Restated Articles of Incorporation (“Articles”) provide that the number of directors must fall within a range of 9 and 19, the exact number to be determined pursuant to the Company’s Bylaws. The Bylaws currently provide that the Board will consist of 11 directors. The number of directors may be changed by amending the Bylaws. The Articles also provide that the Board of Directors may fill vacancies created on the Board, provided that the number of directors shall at no time exceed 19. There is presently one vacancy on the Board.

Directors are elected for terms of three years and until their successors have been elected and qualified. The Company’s Articles and Bylaws require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year.

In accordance with the above, the Board of Directors has nominated Richard L. Hawley, George F. Warren, Jr. and William W. Warren, Jr. for election as directors for three-year terms to expire in the year 2008. All three nominees are presently directors of the Company. If such nominees should refuse or be unable to serve, your Proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

The Board Of Directors Unanimously Recommends That You Vote

“FOR ALL NOMINEES” To Be Elected As Directors

INFORMATION WITH RESPECT TO NOMINEES AND

DIRECTORS WHOSE TERMS CONTINUE

The following tables set forth certain information with respect to director nominees and directors whose terms continue. The table below includes (i) the age of each director as of December 31, 2004, (ii) the principal occupation(s) of each director during the past five years, and (iii) the year each director was first elected or appointed.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

NOMINEES FOR DIRECTORS FOR THREE YEAR TERM EXPIRING IN 2008

Richard L. Hawley, 55	Mr. Hawley has been a director since 2003. Mr. Hawley has been Executive Vice President and Chief Financial Officer of Nicor Inc., a holding company, and Northern Illinois Gas Co., a public utility, since December 2003. Mr. Hawley was Vice President and Chief Financial Officer of Puget Energy, Inc., a public utility holding company, and Puget Sound Energy, Inc., a public utility, from 1998 to 2002.

George F. Warren, Jr., 70	Mr. Warren has been a director since 1999. Mr. Warren is currently, and since 1993 has been, a director of a private investment company. Mr. Warren was President of a privately held land development company from 1993 until 2004.

William W. Warren, Jr., 66	Mr. Warren has been a director since 1992. Mr. Warren has been a professor of Physics; Director, W.M. Keck Nuclear Magnetic Resonance Laboratory, Oregon State University since 1991.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2006

James W. Cannon, 77	Mr. Cannon has been a director since 1993. Mr. Cannon was Executive Vice President, SAFECO Corporation, a publicly traded insurance and financial services company, and President of its Property and Casualty Insurance Companies from 1981 to 1992.

Phelps K. Fisher, 70	Mr. Fisher has been a director since 1979 and Chairman of the board of directors since April 2003. Mr. Fisher was Executive Vice President – Marketing, Fisher Broadcasting Company from 1993 to September 1999.

Deborah L. Bevier, 53	Ms. Bevier has been a director since 2003. Ms. Bevier has been President of the Waldron Consulting Division of Waldron & Company since 2004 and Principal of DL Bevier Consulting LLC since 2004. Ms. Bevier was President & CEO of Laird Norton Financial Group, Inc., a wealth management and investment advisory holding company, from 1999 to 2003 and Laird Norton Trust Company, a wealth management and investment advisory company, from 1996 to 2003. Ms. Bevier was Chief Executive Officer of Wentworth, Hauser and Violich, Inc., an investment advisory company that was a subsidiary of Laird Norton Financial Group, Inc., from 2001 to 2003.

Jerry A. St. Dennis, 62	Mr. St. Dennis has been a director since 2003. Mr. St. Dennis has been associated with Cascade Investment, L.L.C., a venture capital firm, since 2000. Previously, Mr. St. Dennis was Managing Director of John Rutledge Investors II, a private investment firm, from 1995 to 2000.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2007

Carol Fratt, 59	Ms. Fratt has been a director since 1993. Ms. Fratt was President and Chief Executive Officer of Hummingbird Gardens Ltd., a landscape design company.

Donald G. Graham, Jr., 81	Mr. Graham has been a director since 1972. Mr. Graham served as Chairman of the board of directors from 1993 to 2003 and as the Company’s Chief Executive Officer from January 1974 to 1993.

Donald G. Graham, III, 50	Mr. Graham has been a director since 1993. Mr. Graham is professionally engaged in commercial photography.

The Board of Directors has determined that the following directors are independent directors of the Company within the meaning of Rule 4200 of the NASD: Ms. Bevier, Mr. Cannon, Mr. Fisher, Ms. Fratt, Mr. Graham, Jr., Mr. Graham, III, Mr. Hawley, Mr. St. Dennis, Mr. G. Warren, Jr. and Mr. W. Warren, Jr.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and Committees of the Company during the fiscal year ended 2004.

How Often Did the Board Meet during 2004?

The Company held eight Board meetings in 2004. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders. At the Company’s 2004 Annual Meeting of Shareholders, all of the Company’s 10 directors attended.

What Committees Has the Board Established?

The standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Planning Committee.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors, as permitted under Washington law. Additionally, the Executive Committee has the power and duty to vote the stock of all subsidiaries of the Company and to make all decisions and determinations with respect to such subsidiaries. The Committee met one time during the year. The current members of the Executive Committee are Messrs. Cannon, Fisher (Chair), D. Graham, Jr., and W. Warren, Jr.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company by reviewing the financial information to be provided to the shareholders and others, the systems of internal controls that management and the Board of Directors have established, and the Company’s audit process. The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee which is available on the Company’s website at www.fsci.com under the heading “Investor Relations.” Pursuant to the Audit Committee’s charter, the responsibilities of the Audit Committee require it to, among other things:

•	as necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor;

•	as necessary, take reasonable steps to confirm with the outside auditor that the outside auditor shall report directly to the Audit Committee;

•	resolve disagreements between management and the outside auditor;

•	approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor;

•	take reasonable steps to confirm the independence of the outside auditor;

•	consider, in consultation with the outside auditor, the audit scope and plan;

•	pre-approve the retention of the outside auditor for all audit and such non-audit services as the outside auditor is permitted to provide the Company;

•	review with the outside auditor the coordination of the audit effort for the effective use of audit resources;

•	evaluate the outside auditor’s performance and independence;

•	ensure that the outside auditor’s lead partner and reviewing partner are replaced every five years;

•	review filings with the Securities and Exchange Commission;

•	consider and review with the outside auditor the adequacy of the Company’s internal controls;

•	review and discuss with management and the outside auditor, at the completion of the annual examination, the company’s audited financial statements and related footnotes, the outside auditor’s audit of the financial statements and their report thereon, and any serious difficulties or disputes with management encountered during the course of the audit;

•	consider and review with management significant findings during the year and management’s responses thereto, any difficulties encountered in the course of the outside auditor’s audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of the audit plan;

•	review, develop and monitor compliance with the Company’s Code of Ethics for the Chief Executive Officer and senior financial officers; and

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held seven meetings during the year. The current members of the Audit Committee are Ms. Bevier, Mr. Cannon (Chair), Mr. Fisher, Mr. Hawley, and Mr. W. Warren, Jr. The Board of Directors has determined that Mr. Hawley is an audit committee financial expert, within the meaning of applicable SEC rules. All of the current members of the Audit Committee are independent directors within the meaning of Rule 4200 of the NASD.

The Compensation Committee reviews and approves, in advance, the Company’s retirement and benefit plans, determines the compensation of officers of the Company and, in certain circumstances, key management employees of the subsidiaries, and authorizes and approves bonus and incentive programs for executive personnel. The Compensation Committee also reviews and recommends changes in compensation for members of the Board of Directors and its Chairman and administers the Amended and Restated Fisher Communications Incentive Plan of 1995 and the Fisher Communications Incentive Plan of 2001. The Committee held nine meetings during the year. The current members of the Compensation Committee are Ms. Bevier, Mr. Cannon (Chair), Mr. Fisher and Mr. G. Warren, Jr. All of the current members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD.

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board, approves and recommends to the Board director candidates, develops, updates as necessary and recommends to the Board corporate governance principles and policies applicable to the Company, and monitors compliance with such principles and policies. The Committee held one meeting during 2004. The Nominating and Corporate Governance Committee currently consists of

Mr. Cannon, Mr. Fisher, Ms. Fratt, Mr. Graham, III, Mr. Hawley, Mr. St. Dennis and Mr. W. Warren, Jr. (Chair). All of the members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 4200 of the NASD. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by the Board which is available on the Company’s website at www.fsci.com under the heading “Investor Relations.”

When considering potential director candidates for nomination or election, the Nominating and Corporate Governance Committee considers the following qualifications, among others, of each director candidate:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and

•	willingness to act in the best interests of the Company and its constituents, and objectively assess Board, committee and management performances.

In addition, the Nominating and Corporate Governance Committee considers the following factors, among others, relating to overall Board composition in determining Board needs and evaluating director candidates to fill such needs:

•	independence;

•	diversity;

•	professional experience;

•	industry knowledge (e.g., relevant industry or trade association participation);

•	skills and expertise (e.g., accounting or financial);

•	leadership qualities;

•	public company board and committee experience;

•	non-business-related activities and experience (e.g., academic, civic, public interest);

•	board continuity (including succession planning);

•	board size;

•	number and type of committees, and committee sizes; and

•	legal requirements and Nasdaq Stock Market, Inc., or other applicable trading exchange or quotation system, requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. In the event of a vacancy on the Board, the charter of the Nominating and Corporate Governance Committee requires the Chairman to initiate the effort to identify appropriate director candidates. The Nominating and Corporate Governance Committee also maintains a list of director candidates to consider and propose to the Board, as required. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee will determine appropriate means for seeking additional director candidates, which may involve the engagement of an outside consultant to assist in the identification of director candidates.

The Company’s Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at the Company’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee will also consider nominations made by shareholders. Potential director candidates should be referred to the Chairman of the Nominating and Corporate Governance Committee for consideration by the Committee and possible recommendation to the Board. The Nominating and Corporate Governance Committee will review shareholder-recommended nominees based on the same criteria as Board-recommended nominees. To date, the Company has not received any recommendations from shareholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

The Planning Committee meets and consults with management from time to time on management’s strategic and operational planning for the corporation and regularly oversees the progress being made by management in its implementation of strategic and operational plans. The Committee held eight meetings during the year. The current members of the Planning Committee are Mr. Cannon, Mr. Fisher, Mr. D. Graham, Jr. (Chair) and Mr. St. Dennis.

How Are Directors Compensated?

The Board of Directors of the Company is currently comprised of 10 directors. The members of the Company’s Board of Directors who are not officers of the Company or its subsidiaries receive an annual retainer of $16,000. The Chairman of the Board of Directors receives a total annual retainer of $55,000. In addition, every director receives a fee of $1,000 for each Board of Directors or Committee meeting attended. The Company also pays the Chairmen of the Audit Committee and the Compensation Committee an additional annual retainer of $4,000. Directors are reimbursed for travel expenses incurred, and receive a per diem payment of $200, in connection with travel to and from Board of Directors or Committee meetings.

How Do I Communicate with the Board of Directors?

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to: Chairman of the Board of Directors, Fisher Communications, Inc., 100 4th Avenue North, Suite 510, Seattle, WA 98109-4932.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Ms. Bevier, Mr. Cannon, Mr. Fisher and Mr. G. Warren, Jr. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2004.

Code of Conduct and Code of Ethics

The Company has adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company. The Company has also adopted a Code of Ethics for the Chief Executive Officer, senior financial officers, general managers, station managers and business managers. The Code of Conduct and Code of Ethics is available on the Company’s website (www.fsci.com) under the section heading “Investor Relations.” The Company posts any amendments to or waivers of its Code of Ethics at this location on its website.

REPORT OF THE AUDIT COMMITTEE

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include appointing an accounting firm as the Company’s independent registered public accountants. The Audit Committee charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an audit of the Company’s internal controls over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and for issuing a report thereon. The Audit Committee’s responsibilities include, among others, considering, in consultation with the independent registered public accountants, the audit scope and plan.

Review with Management and Independent Registered Public Accountants.    In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. The Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2004 and the independent registered public accountants’ report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Company maintained effective control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent registered public accountants the auditors’ independence.

Summary.    Based on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2004, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accountants.

This report is submitted over the names of the members of the Audit Committee.

James W. Cannon, Chair

Deborah L. Bevier

Phelps K. Fisher

Richard L. Hawley

William W. Warren, Jr.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$1,916,539	$437,571
Audit Related Fees(2)	—	23,415
Tax Fees(3)	109,028	84,033
All Other Fees(4)	1,400	—

Total	$2,026,967	$545,019

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees in 2004 include amounts billed relating to internal control procedures required under the Sarbanes-Oxley Act of 2002, which were part of an integrated audit performed by the Company’s registered public accountants. The amount in 2004 also includes fees for services rendered in connection with the Company’s placement of $150 million senior notes and related regulatory filings. The amount in 2003 includes fees related to assistance rendered in connection with the restatement of the Company’s financial statements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees for pension plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegee is required to consider whether the provision of such services is compatible with maintaining the independence of the auditor.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services that the independent registered public accountants may from time to time provide to the Company, if the provision of such services is not otherwise prohibited. The Chairman is required to provide a report of those services so approved by him to the Audit Committee at its next regularly scheduled meeting. The Audit Committee charter permits the Audit Committee to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved.

The SEC permits the independent auditor to provide certain services without pre-approval if the aggregate amount of all such services provided constitutes no more than five percent of the total revenues paid by the Company to the independent auditor during the fiscal year in which the services are provided. None of the fees paid to the independent registered public accountants under the categories Audit-Related, Tax and All Other fees described above were rendered pursuant to this exception from the SEC’s general pre-approval requirements.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information concerning executive officers of the Company (or its subsidiaries) and their ages on December 31, 2004.

Name and Age	Position and Occupation(s) for Past Five Years
Benjamin W. Tucker, Jr., 57	Mr. Tucker has been Acting President & CEO of Fisher Communications, Inc. since January 2005 and has been President of Fisher Broadcasting Company since 2001. Mr. Tucker was Executive Vice President of Broadcasting Operations of Fisher Broadcasting Company during 2001. He also served as Senior Vice President of Fisher Television Regional Group—Fisher Broadcasting Company from 1999 to 2001 and was Vice President of Retlaw Enterprises, Inc., a broadcasting company, from 1991 to 1999.

Robert C. Bateman, 42	Mr. Bateman has been Senior Vice President & Chief Financial Officer since April 2004. Mr. Bateman previously served as Vice President Finance of Fisher Communications, Inc. from 2003 to 2004. Before joining the Company, Mr. Bateman was Vice President & Chief Financial Officer, Treasurer and Corporate Secretary of Applied Microsystems Corporation, a developer of hardware and software tools for the embedded systems industry, from 1999 to 2003. Prior to that, Mr. Bateman held various positions at Neopath, Inc., a medical device company, from 1996 to 1999, including Vice President and Chief Financial Officer, Treasurer, Corporate Secretary and Corporate Controller.

Kirk G. Anderson, 46	Mr. Anderson has been President of Fisher Media Services Company since 2001. Mr. Anderson previously served as Vice President Management & Operations of Fisher Properties Inc. from 1991 to 2001.

Sharon J. Johnston, 56	Ms. Johnston has been Senior Vice President, Corporate Secretary of Fisher Communications, Inc. since 2001. Previously Ms. Johnston served as Assistant Secretary from 2000 to 2001, and Senior Vice President/Administration and Corporate Secretary of Fisher Broadcasting Company from 1997 to 2001.

Mel L. Martin, 56	Mr. Martin has been Senior Vice President, Chief Research Officer of Fisher Communications, Inc. since 2001. Previously, Mr. Martin was the Company’s Director of New Media from 1998 to 2001.

Laura J. Boyd, 49	Ms. Boyd has been Vice President Human Resources of Fisher Communications, Inc. since 2001. Previously, Ms. Boyd was Director of Rewards, Benefits & HRIS of The Seattle Times Company from 1998 to 2001.

Jodi A. Colligan, 37	Ms. Colligan has been Vice President Finance of Fisher Communications, Inc. since 2004. Prior to joining the Company, Ms. Colligan was Corporate Controller of Sun Gro Horticulture Income Fund, a limited-purpose open-ended trust, from 2002 to 2004. Ms. Colligan served as Corporate Controller of Pyramid Breweries Inc., a manufacturer and distributor of craft beers and sodas, from 1997 to 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is provided regarding the compensation paid by the Company or its subsidiaries, as the case may be, to the Chief Executive Officer of the Company and the four other most highly compensated executive officers who served as executive officers of the Company or its subsidiaries at the end of fiscal year 2004, plus one additional executive officer who left the Company in July 2004, and who would have been among the four most highly compensated officers if he continued serving through the end of 2004.

		ANNUAL COMPENSATION							LONG-TERM COMPENSATION
	Year	Salary		Bonus(1)			Other Annual Compensation(2)(3)		Securities Underlying Options	All Other Compensation(4)
William W. Krippaehne, Jr.(5) Former President and CEO	2004 2003 2002	$ $ $	500,000 500,000 500,000	$ $ $	523.333 200,000 115,000	(6)	$	— — 787	18,800 18,800 27,000	$ $	— 8,000 8,000
Benjamin W. Tucker, Jr. Acting President & CEO President, Fisher Broadcasting Company	2004 2003 2002	$ $ $	318,958 295,833 277,083	$ $ $	437,778 120,000 75,000	(7)		— — —	12,000 12,000 9,000	$ $	— 8,000 8,000
Kirk G. Anderson President, Fisher Media Services Company	2004 2003 2002	$ $ $	185,000 185,000 185,000	$ $ $	205,000 60,000 20,000	(8)	$	— — 20	6,000 5,000 5,000	$ $	— 5,858 8,000
David D. Hillard(9) Former Senior Vice President, Chief Financial Officer & Assistant Secretary	2004 2003 2002	$ $ $	165,969 228,333 219,000	$ $ $	222,167 100,000 80,000	(10)	$	— — 145	8,500 6,500 6,000	$ $	— 7,175 8,000
Laura J. Boyd Vice President/Human Resources	2004 2003 2002	$ $ $	137,708 135,000 135,000	$ $ $	170,000 30,000 20,000	(11)		— — —	1,500 1,500 —	$ $	— 4,275 6,200
Sharon J. Johnston Senior Vice President/Corporate Secretary	2004 2003 2002	$ $ $	135,000 130,833 125,000	$ $ $	155,000 35,000 20,000	(12)		— — —	1,500 1,500 —	$ $	— 4,108 6,008

(1)	Bonuses in 2004 and 2003 were for performance in the year indicated, but were paid in subsequent year. Bonuses paid in 2002 were for performance in 2002. In connection with a review of strategic alternatives in late 2002 and early 2003, the Company entered into retention agreements with certain officers and employees (the “Retention Agreements”) which required payments in January 2004 if the officers and employees continued their employment with the Company until that date.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including an automobile allowance and the payment of certain club dues. In the opinion of management, the costs to the Company of providing such benefits to any individual executive officer during the years ended December 31, 2004, 2003, or 2002 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses reported for the individual.

(3)	This column reflects dividends paid on stock rights awarded under the Amended and Restated Fisher Communications Incentive Plan of 1995, formerly known as the Fisher Companies Incentive Plan of 1995 (the “1995 Plan”).

(4)	This column reflects Company contributions to the Fisher 401(k) Retirement Plan. The Company suspended its contributions effective October 16, 2003.

(5)	Mr. Krippaehne’s employment with the Company ended on January 6, 2005.

(6)	Amount noted was paid under the Retention Agreement.

(7)	$287,778 was paid under the Retention Agreement, and $150,000 bonus was paid for 2004 performance.

(8)	$175,000 was paid under the Retention Agreement, $30,000 bonus was paid for 2004 performance.

(9)	Mr. Hillard’s employment with the Company ended on July 9, 2004.

(10)	Amount noted was paid under the Retention Agreement.

(11)	$135,000 was paid under the Retention Agreement, and $35,000 bonus was paid for 2004 performance.

(12)	$120,000 was paid under the Retention Agreement, and $35,000 bonus was paid for 2004 performance.

Stock Options

Option Grants.    The following table sets forth certain information about stock options granted during 2004 to the executive officers named in the “Summary Compensation Table” above (the “named executive officers”), pursuant to the Fisher Communications Incentive Plan of 2001. All such stock options were granted on February 11, 2004.

Option Grants in Fiscal Year 2004

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date
					5%	10%
William W. Krippaehne, Jr.	18,800	24.2%	$51.50	2/11/14	$608,896	$1,543,061
Benjamin W. Tucker, Jr.	12,000	15.4%	51.50	2/11/14	388,657	984,933
Kirk G. Anderson	6,000	7.7%	51.50	2/11/14	194,328	410,389
David D. Hillard	8,500	10.9%	51.50	2/11/14	275,299	533,505
Laura J. Boyd	1,500	1.9%	51.50	2/11/14	48,582	123,117
Sharon J. Johnston	1,500	1.9%	51.50	2/11/14	48,582	123,117

(1)	The options are non-qualified stock options and become exercisable in five equal annual installments beginning February 11, 2005, except the option granted to Mr. Hillard, which was exercisable in three equal annual installments (but which became fully exercisable through a retirement agreement with Mr. Hillard signed in April 2004).

(2)	The per-share option exercise price represents the fair market value of the Company’s common stock at the date of grant, based on the average of the high and low price of such common stock on such date.

(3)	The dollar amounts under these columns result from calculations at 5% and 10% assumed appreciation rates and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company’s common stock.

Option Exercises. The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans during the year ended December 31, 2004 by the named executive officers, and stock options held at year-end.

Aggregated Option Exercises in Last Fiscal Year

And Year End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Securities Underlying Options at Year End		Value of In-the-Money Unexercised Options at Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William W. Krippaehne, Jr.	0	$0	109,160	65,540	$290,852	$224,804
Benjamin W. Tucker, Jr.	0	0	12,370	30,580	48,072	84,108
Kirk G. Anderson	0	0	8,555	14,580	26,040	44,060
David D. Hillard	0	0	40,360	—	85,120	—
Laura J. Boyd	0	0	300	2,700	600	2,400
Sharon J. Johnston	0	0	3,595	3,800	600	2,400

(1)	On December 31, 2004, the closing price of the Company common stock was $48.88. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price per share of the stock option multiplied by the number of shares covered by the stock option.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

David D. Hillard.    In April 2004, the Company entered into a retirement agreement with David D. Hillard. The agreement provided certain benefits as of July 9, 2004, the effective date of Mr. Hillard’s retirement. Such benefits included early payment of his pension benefits under a supplemental retirement plan in monthly installments of approximately $10,700 per month starting in August 2004, for which the Company recognized an expense of $471,000 relating to the change in benefits. In addition, options to purchase 20,445 shares of the Company’s common stock previously granted to Mr. Hillard that were not vested and exercisable were deemed fully vested and fully exercisable as of July 9, 2004. Mr. Hillard will have five years following July 9, 2004 to exercise all his vested stock options. The Company recognized $41,000 in compensation expense related to the change in vesting for Mr. Hillard’s stock options.

William W. Krippaehne.    In January 2005, the Company announced the resignation of the Company’s former president and chief executive officer. The board of directors subsequently negotiated a separation agreement in which the Company agreed to provide payment of certain accrued benefits (consisting primarily of accrued vacation), a separation payment, and acceleration of certain stock options. The Company expects to record an expense of approximately $950,000 in the first quarter of 2005 as a result of the severance agreement.

The employment separation agreement provides that Mr. Krippaehne is eligible for the following:

•	payment of all regular salary plus all accrued vacation benefits in the agreed amount of $565,651, less authorized deductions and withholding, through the separation date of January 6, 2005;

•	a separation payment in the gross amount of $650,000, payable in four equal quarterly payments on March 31, 2005, June 30, 2005, September 30, 2005 and December 30, 2005, such payments being conditioned on Mr. Krippaehne continuing to satisfy his obligations under the Employment Separation Agreement; and

•	payment of $334 each month toward COBRA premiums for Mr. Krippaehne, his spouse and his dependents, for eighteen months or until Mr. Krippaehne is eligible for coverage under any other group health coverage.

The separation agreement further provides that Mr. Krippaehne will be vested in termination benefits under a supplemental retirement plan (computed to be $19,146 per month), payable as a monthly annuity commencing at age 65 (or, if the Company so elects, as a reduced annuity commencing prior to age 65 or as a lump sum equal to the present value of Mr. Krippaehne’s accrued benefit). In addition, options to purchase 31,240 shares of the Company’s common stock previously granted to Mr. Krippaehne that were not vested and exercisable will be deemed fully vested and fully exercisable as of January 6, 2005. Mr. Krippaehne will have three months following March 1, 2005 to exercise all his vested stock options.

Amended and Restated Fisher Communications Incentive Plan of 1995 and the Fisher Communications Incentive Plan of 2001

The Fisher Companies Incentive Plan of 1995 (the “Original Plan”) was adopted by the Company and approved by the shareholders, effective April 27, 1995. In February 2001, the Board of Directors of the Company approved amendments to and a restatement of the Original Plan in the form of the

Amended and Restated Fisher Communications Incentive Plan of 1995 (the “1995 Plan”). The 1995 Plan was approved by the shareholders effective April 26, 2001 and continued through April 27, 2002. The Fisher Communications Incentive Plan of 2001 (the “2001 Plan”) was adopted by the Company and approved by the shareholders, effective April 26, 2001 and will continue through April 26, 2008.

Purpose of the 1995 Plan and the 2001 Plan (the “Plans”).

The purpose of the Plans is to provide selected eligible key employees of the Company and its subsidiaries with an inducement to remain in the employ of the Company, to participate in the ownership of the Company and to provide them with additional incentive to advance the interests of the Company and increase the value of the Company’s common stock. The Plans are not subject to the Employment Retirement Income Security Act of 1974, as amended, and are not qualified plans under Section 401 of the Internal Revenue Code of 1986, as amended.

The Plans authorize the grant of (i) incentive stock options, (ii) non-statutory stock options, (iii) restricted stock rights and (iv) performance stock rights. A maximum of 560,000 shares of Company common stock was available for issuance under the 1995 Plan; 323,000 shares were issued, net of forfeitures. The Company does not intend to grant any new options, rights or stock awards under the 1995 Plan. A maximum of 600,000 shares of Company common stock is available for issuance under the 2001 Plan; options and rights to purchase 254,000 shares have been issued, net of forfeitures.

Eligibility.

Participation in the Plans is limited to salaried key management employees of the Company and its subsidiaries (including officers and directors who are also salaried employees) who, in the judgment of the Committee appointed by the Board of Directors that administers the Plans, will perform services of special importance in the management, operation and development of the business of the Company and its subsidiaries. The Committee consists of not less than three members of the Board, all of whom are non-employee directors.

Vesting Schedule.

The restricted stock awards and stock options vest pursuant to a schedule determined by the Committee. Stock options are awarded at the fair market value of Company common stock on the grant date and typically vest in 20% increments on each of five annual target dates designated in the written agreement granting such awards and options, conditioned on the continued employment of the awardee through such target dates. The Plans provide for the annual payment of additional compensation to persons holding restricted stock rights, whether or not vested, in an amount equal to any dividend that would have been payable to the holder of such rights if the holder had owned the stock subject to such rights.

Retirement Plans

Supplemental Retirement Plans.    The Company and its subsidiaries maintain supplemental retirement plans (“SRPs”) for certain executive and management personnel of the Company and Fisher Broadcasting Company and certain former employees of Fisher Properties Inc. and Fisher Mills Inc. The SRPs are non-funded, non-qualified, non-contributory defined benefit plans. The SRPs do not require funding, but generally the companies have acquired annuity contracts and life insurance policies on the lives of the individual participants to assist in payment of retirement benefits. The companies are the owners and beneficiaries of such policies. Participants who terminate voluntarily prior to age 65 are not entitled to any benefits under the SRPs. The SRPs provide that the SRP benefits, together with all other pension and retirement benefits provided by the employing entity, including an amount equal to one-half of the participant’s primary Social Security benefits, will represent a specified percentage (between 50% and 70%, depending upon the SRP) of the participant’s average annual compensation. “Average annual compensation” for purposes of the SRPs is determined by averaging the participant’s base salary over a period of the three consecutive fiscal years ending June 30th that will provide the highest average. The SRPs provide for payment of accrued benefits in the event of involuntary termination prior to age 65, and for death or disability benefits in the event of death or permanent disability prior to age 65. Mr. Krippaehne, Mr. Hillard, Mr. Anderson, and Ms. Johnston are participants in a SRP. Mr. Donald Graham, Jr. and Mr. Phelps Fisher are also participants in a SRP, arising out of their employment by the Company prior to their retirement.

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2005, at age 65 after selected periods of service. The benefits shown in the table are for eligible employees with 35 or more years of credited service receiving a straight-life annuity amount, assuming a 70% benefit applied to the Participant’s average annual compensation. The straight-life annuity amounts will be proportionately reduced if their years of credited service are less than 35 years. In addition, the benefits shown in the table are not subject to any deduction for Social Security benefits and are shown without reductions for offsets provided for in the SRP.

	Years of Service
Remuneration	15	20	25	30	35
$100,000	$30,000	$40,000	$50,000	$60,000	$70,000
$115,000	$34,500	$46,000	$57,500	$69,000	$80,500
$130,000	$39,000	$52,000	$65,000	$78,000	$91,000
$145,000	$43,500	$58,000	$72,500	$87,000	$101,500
$160,000	$48,000	$64,000	$80,000	$96,000	$112,000
$175,000	$52,500	$70,000	$87,500	$105,000	$122,500
$190,000	$57,000	$76,000	$95,000	$114,000	$133,000

The following table provides the credited years of service and compensation covered for the following named executive officers:

	Year of Credited Service	Compensation Covered
Kirk G. Anderson	16	$185,000
Sharon J. Johnston	14	$135,000

Fisher 401(k) Retirement Plan.    The Company maintains a 401(k) Retirement Plan (the “Fisher 401(k) Plan”) to provide a savings incentive for employees of the Company and its subsidiaries. Through December 31, 2001, the Fisher 401(k) Plan involved a contribution by the Company and its subsidiaries, matching participant contributions on a dollar for dollar basis up to a maximum of 3% of participant compensation, and Company contributions to the Fisher 401(k) Plan vested at the rate of 20% per year of service, commencing with the first year of completed service. Effective January 1, 2002, the Company and its subsidiaries, matched participant contributions on a dollar-for-dollar basis up to a maximum of 4% of participant compensation and, effective July 1, 2001, Company contributions to the Fisher 401(k) Plan vested immediately. Full-time and part-time employees are eligible to participate in the Fisher 401(k) Plan immediately upon hire. Effective October 16, 2003, the Company and its subsidiaries suspended the match of participant contributions. Messrs. Krippaehne, Tucker, Hillard, and Anderson and Ms. Boyd and Ms. Johnston participated in the Fisher 401(k) Plan during 2004.

REPORT ON EXECUTIVE COMPENSATION

During 2004, four directors of the Company comprised the Compensation Committee of the Board of Directors (the “Committee”). The Committee is responsible for: (i) reviewing and establishing the salary of officers and selected other key management employees of the Company and its subsidiaries; (ii) reviewing and establishing all cash bonuses under and pursuant to the Management Incentive Plans of the Company and its subsidiaries which provide for the payment of annual cash bonuses when performance objectives, both individually and business unit-wise have been achieved; (iii) reviewing and recommending changes in compensation for members of the Company’s Board of Directors and its Chairman; (iv) administering the equity incentive plans of the Company and reviewing and establishing all stock options and stock rights to be granted to officers and selected other key management employees of the Company and its subsidiaries; (v) authorizing the enrollment of selected management employees of the Company and its subsidiaries as new participants in the supplemental pension plans; (vi) recommending to the Board any additional compensation or employee benefit programs of a substantial nature and changes to existing programs of the Company and its subsidiaries; and (vii) administering the Company’s 401(k) Retirement Plan. The Compensation Committee met nine times in 2004.

The current members of the Committee are James W. Cannon, Chair, Deborah L. Bevier, Phelps K. Fisher, and George F. Warren, Jr. In the course of discharging its duties, the Committee utilizes the services of appropriate independent consultants. The Committee has sole authority to retain and terminate compensation consultants, and the consultants report to the Committee.

Approach to Compensation

Under the supervision of the Board of Directors, the Committee has designed the Company’s executive pay programs to: (i) attract and retain high-caliber personnel on a long-term basis; (ii) encourage the creation of shareholder value; (iii) link compensation to business results and shareholder returns over time; and (iv) maintain an appropriate balance between base salary and short- and long-term incentive opportunities.

The Company does not have employment agreements with the Chief Executive Officer or with any of the other executive officers named in the executive compensation tables contained elsewhere in this proxy statement. The Company had executed a change of control agreement with Robert C. Bateman, the Company’s Chief Financial Officer, dated September 2, 2003; however this agreement was terminated by the Company in January 2005 as provided in the agreement.

Elements of Compensation

The Company’s executive compensation program is comprised of three main components: (i) base salaries; (ii) annual cash bonuses to focus maximum effort on achieving profitability, operating objectives and personal growth; and (iii) long-term incentives in the form of stock options and restricted stock rights to focus efforts on achieving long-term growth in shareholder value.

The Committee believes that this three-part approach serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk” – namely, the annual bonus and stock incentives. Annual cash bonuses permit individual performance to be recognized on an annual basis, and are based, in significant part, on an evaluation of the contribution made by the officer to Company performance. Stock options and stock rights cause a significant portion of long-term remuneration to be directly related to stock price performance. The Committee believes that the overall compensation of the executive officers is competitive with compensation offered by similar companies.

Base Salaries.    Base salaries are compared with independent salary surveys, and consultants are utilized on a regular basis to assure that the base compensation component is competitive with compensation offered by similar companies. We used the services of independent consultants who provided us with compensation information for the broadcasting industry and other selected industries. The most recent survey compared the Company’s and its subsidiaries’ overall compensation with overall compensation of companies representing each business segment in which the Company competes for executive talent and included companies in the corporate segment and from the broadcasting segment. In using competitive compensation information the Company’s target range is the 50th percentile. In individual cases, or in special circumstances, a different target may be used. To the extent practicable, competitive information is gathered from the companies considered to be our peer group in measuring the performance of company stock. Information from other sources is also used. Base salaries may be adjusted from time to time based on other factors.

Annual Cash Bonuses.    Annual cash bonuses may be awarded to executives and key management employees as provided by Management Incentive Plans designed to reward the achievement of high performance standards. Ninety percent (90%) of each bonus is based on an equal weighting of business unit and Company performance and up to ten (10%) of the award is based on individual performance. Although a number of bonuses were paid for 2004 performance, the amount of such bonuses, both individually and collectively, were significantly less than those paid in previous periods due to 2004 results.

Long-term Incentive Program.    In 1995 the Company’s shareholders approved the Fisher Companies Incentive Plan of 1995, a stock incentive program that has been an element of executive compensation since its approval. In 2001 the Company’s shareholders approved the Amended and Restated Fisher Communications Incentive Plan of 1995 (the “1995 Plan”) and the Fisher Communications Incentive Plan of 2001, a stock incentive program (the “2001 Plan”). The purpose of the 1995 Plan and the 2001 Plan is to provide selected key management employees of the Company and its subsidiaries with an inducement to remain in the employ of the Company and to participate in the ownership of the Company and to provide them added incentives to advance the interests of the Company and increase the value of the Company’s common stock. The Company does not intend to grant any new options, rights or stock awards under the 1995 Plan.

Under the 2001 Plan, the Committee in its sole discretion may grant stock options, performance stock rights, and restricted stock rights (“RSRs”) in amounts and on terms consistent with the Plan. Grants of stock options and RSRs are made on an individual basis. The Committee bases each grant on the individual’s responsibilities, the performance of those responsibilities, potential for advancement, current salary, previous grants, the current price of Company common stock, the performance of

Company common stock over time and, for all individuals other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. The Committee considers previous grants as well as the different nature of stock options and RSRs in making awards.

Stock options are awarded at the fair market value of Company common stock on the grant date and typically vest in 20% increments on the first, second, third, fourth and fifth anniversary of the grant date. The Committee has never rescinded an outstanding option and reissued it at a lower exercise price.

RSRs entitle the holder to receive a specified number of shares of Company common stock or cash equal to the fair market value of such shares on the vesting date. RSRs typically vest and are settled in 20% increments on the first, second, third, fourth and fifth anniversary of the grant date. Holders of RSRs are paid amounts equivalent to the dividends that would have been paid on the same number of shares of Company common stock until the shares become vested.

At December 31, 2004, there were 21 participants in the Program; outstanding options to purchase an aggregate of 487,490 shares of Company common stock; and outstanding RSRs entitling the holders to receive an aggregate of 60 shares of Company common stock.

Retirement Program.    The Company’s retirement program includes a basic tax-qualified plan: the Fisher 401(k) Retirement Plan, which is available to eligible employees of the Company and its subsidiaries. In addition, the Company and its subsidiaries maintain supplemental retirement plans (“SRPs”) for certain executive and management personnel of the Company and its subsidiaries to provide for benefits in addition to those provided by the tax-qualified plan. These plans are described in more detail elsewhere in this Proxy Statement.

Other Employee Benefits.    The Company and its subsidiaries offer other benefit plans, e.g., vacation, sick leave, and medical, disability, life and accident insurance, to all full-time employees. In addition, certain benefits, e.g., auto allowances and club dues, are provided to selected executives, including certain Named Executive Officers.

Considerations in Connection with Compensation Levels

Company Performance

The directors regularly review the Company’s performance and the contribution to shareholder value. This includes review of customary financial measures with respect to the Company, e.g., the revenue and profit growth of the Company’s operating subsidiaries, and financial strength and management of financial resources.

Individual Performance

In connection with compensation for individual executive officers, the Committee consulted with the Chief Executive Officer in evaluating each individual’s leadership and managerial abilities, achievement of business unit and corporate objectives, potential for advancement or promotion and the relative value of the individual’s performance in the overall achievement of the Company’s objectives. In addition, in connection with the award of a stock option or RSR, the Committee considered the amount and terms of any previous award and the current price of the Company common stock. The Committee also reviewed information regarding compensation practices and compensation levels of competitors of the Company and its operating subsidiaries, as well as non-competing companies of a similar size to the Company and its operating subsidiaries as compiled by an independent consulting firm or collected by the Company.

The Committee believes that the approach to compensation which it has adopted achieves the general purposes of the Company’s compensation objectives.

Chief Executive Officer’s Compensation

The Chief Executive Officer’s compensation is based on an evaluation of several performance factors. Where possible, objective measurements are used with heavy emphasis on the Company’s financial results. In addition, a number of subjective evaluations of performance are used including, but not limited to, general leadership qualities, effective management of the Company’s human resources, the ability to anticipate and prepare for future opportunities and problems and the ability to maintain and augment the perception of the Company as a good corporate citizen in the communities in which it conducts business. These evaluations and independent survey data are used to establish the total compensation to be paid to the Company’s Chief Executive Officer. Once total compensation has been determined, it is divided into the same component parts (base salary, cash bonus, stock options and rights) and in approximately the same proportion as for the other management employees participating in the Company’s executive compensation programs.

In addition to the achievement of profit goals, the determination of the amount of bonus to be paid included a careful evaluation of performance in several other areas, including: (i) the successful acquisition of or investment in additional businesses which have potential for long-term increase in shareholder value, (ii) effective management of the Company’s financial resources, (iii) strong strategic leadership in technology areas vital to the Company’s long-term success in the information and communications business, and (iv) effective development and management of the Company’s human resources.

On January 6, 2005, William W. Krippaehne, Jr., the Company’s then Chief Executive Officer, resigned at the request of the Board of Directors. Based on his performance in 2004, Mr. Krippaehne did not receive a bonus. On March 8, 2005, the Company entered into an Employment Separation Agreement with Mr. Krippaehne, Jr., the principal terms of which are described under the heading “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The chair of the Compensation Committee discussed the terms of this agreement with each of the individual members of the Committee prior to its execution and the agreement was subsequently approved by the Company’s Board of Directors.

Additional Information

The tables under “Executive Compensation” accompany this report and reflect the compensation decisions covered by the foregoing discussion.

Section 162(m) of the Internal Revenue Code (the “Code”), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company’s executive officers. The Company may pay compensation that exceeds this amount.

This report is submitted over the names of the members of the Compensation Committee:

James W. Cannon, Chair

Deborah L. Bevier

Phelps K. Fisher

George F. Warren, Jr.

STOCK PERFORMANCE GRAPH

The graph presented below illustrates the cumulative total return, as of December 31 of each year presented, to shareholders of the Company compared with the S&P 500 index and a group of peer companies selected on a line-of-business basis and weighted for market capitalization assuming that $100 was invested in each on December 31, 1998 and that all dividends were reinvested. Our peer group includes: ACME Communications, Belo Corporation, Granite Broadcasting Corporation, Gray Television, Inc., Hearst-Argyle Television, Inc., Lin TV Corporation, Paxson Communications Corporation, Sinclair Broadcast Group, Inc., Young Broadcasting Inc., Beasley Broadcast Group, Inc., Clear Channel Communications, Inc., Cox Radio, Inc., Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corporation, Radio One Inc., Regent Communications, Inc., Saga Communications, Inc., Salem Communications Corporation, and Westwood One, Inc. Historical stock price performance is not necessarily indicative of future price performance.

Sources: Standard & Poor’s and Resource Data Group, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of December 31, 2004, with respect to the shares of Company common stock beneficially owned by (i) the directors of the Company, (ii) the non-director executive officers of the Company named in the Summary Compensation Table, and (iii) each person known by the Company to own beneficially more than 5% of Company common stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company common stock listed as owned by such person or entity. When a person is a “co-trustee” or one of a number of directors of a corporation that owns shares of Company common stock, he or she has shared voting and investment power.

Directors:

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock
Deborah L. Bevier	0		*

James W. Cannon	500	(2)	*

Phelps K. Fisher	261,796	(3)	3.0%

Carol H. Fratt	500	(4)	*

Donald G. Graham, Jr.	906,205	(5)	10.5%

Donald G. Graham, III	451,131	(6)	5.2%

William W. Krippaehne, Jr.	122,486	(7)	1.4%

Richard L. Hawley	0		*

Jerry A. St. Dennis	0		*

George F. Warren, Jr.	715,347	(8)	8.3%

William W. Warren, Jr.	330,100	(9)	3.8%

*	Less than 1%

(1)	Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2)	Mr. Cannon’s shares are owned jointly with his wife, Margaret J. Cannon.

(3)	Mr. Phelps K. Fisher owns 84,960 shares. In addition, he has sole voting power and shared investment power as to 134,872 shares owned by K. R. Fisher Investment Company, and has sole voting power, pursuant to a power of attorney, as to 14,072 shares and 14,192 shares, respectively, owned by two of his adult sons. Mr. Fisher’s wife owns 11,000 shares. Includes 2,700 shares subject to purchase within sixty days of December 31, 2004 upon the exercise of stock options.

(4)	Ms. Fratt owns 200 shares and her husband owns 300 shares.

(5)

Mr. Donald G. Graham, Jr. owns 51,410 shares. In addition, he has sole voting power and shared investment power as to the 436,731 shares owned by the O. D. Fisher Investment Company (see footnote 2 under the table entitled “Beneficial Ownership of 5% or More of the Company’s Stock”). Additionally, Mr. Graham

has voting and investment power as to 36,960 shares held by the estate of his deceased wife, Felecia A. Graham, of which he is the personal representative and trustee. He also has voting power as to a total of 381,104 shares held by a trust under the will of Nellie Hughes Fisher, and a trust under the will of O. D. Fisher. Mr. Graham is the father of Donald G. Graham, III.

(6)	Mr. Donald G. Graham, III, owns 14,400 shares. In addition, he shares investment power as to 436,731 shares owned by the O. D. Fisher Investment Company (see footnote 2 under the table entitled “Beneficial Ownership of 5% or More of the Company’s Stock”). Mr. Graham is the son of Donald G. Graham, Jr.

(7)	Mr. Krippaehne holds 456 shares in an Individual Retirement Account and owns 9,110 shares jointly with his wife. Includes 112,920 shares subject to purchase within sixty days of December 31, 2004 upon the exercise of stock options. Mr. Krippaehne ceased to be a director of the Company as of January 6, 2005.

(8)	Includes 393,139 shares owned by the Lula Fisher Warren Trust, of which Mr. Warren is a trustee, and 319,944 shares owned by the Warren Investment Company, of which he is a director. Mr. Warren is a first cousin of William W. Warren, Jr.

(9)	Mr. William W. Warren, Jr. owns 10,156 shares jointly with his wife. Also includes 319,944 shares owned by the Warren Investment Company, of which he is a director. Mr. Warren is a first cousin of George F. Warren, Jr.

Named Executive Officers (excluding officers who are also directors) and Directors and Executive Officers as a Group:

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock
Benjamin W. Tucker, Jr.	15,270	*

Kirk G. Anderson	10,037	*

David D. Hillard	41,940	*

Laura J. Boyd	600	*

Sharon J. Johnston	4,709	*

All Executive Officers and Directors as a Group (19 persons)	2,109,386	23.9%

*	Less than 1%

(1)	Share amounts include options to purchase shares of Company common stock which are exercisable within 60 days of December 31, 2004 as follows: Benjamin W. Tucker, 14,770 shares; Kirk G. Anderson, 9,755 shares; David D. Hillard, 40,360 shares; Laura J. Boyd, 600 shares; Sharon J. Johnston, 3,895 shares; directors and executive officers as a group 190,390 shares.

Beneficial Owners of 5% or More of the Company’s Stock (See also “Security Ownership of Certain Beneficial Owners and Managers—Directors”)

Name and Address	Number of Shares of Common Stock		Percentage of Outstanding Common Stock
Bank of America Corporation NB Holdings Corporation Bank of America. NA 100 South Tryon Street Charlotte, NC 28255	859,177	(1)	10.0%

O. D. Fisher Investment Co. 2801 Alaskan Way, Suite 300 Seattle, WA 98121	436,731	(2)	5.1%

George D. Fisher P.O. Box 98549 Des Moines, WA 98198	589,768	(3)	6.8%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	1,418,017	(4)	16.4%

William H. Gates III One Microsoft Way Redmond, WA 98052	455,700	(5)	5.3%

Edward A. Gowey 17869 Ballinger Way NE Seattle, WA 98155	586,168	(6)	6.8%

Robin Knepper 1634 Lake Washington Blvd. Seattle, WA 98122	464,905	(7)	5.44%

Reed, Conner & Birdwell LLC 11111 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025	498,077	(8)	5.8%

Wendy Jean Wagner 1114 Tanglewood Drive Cary, NC 27511	713,083	(9)	8.3%

Mary Elizabeth Warren P.O. Box 155 Port Gamble, WA 98364	713,863	(10)	8.3%

(1)	Bank of America Corporation, NB Holdings Corporation and Bank of America, NA as fiduciaries, possesses shared voting and investment power as to shares of Company common stock under a number of wills, trusts and agency arrangements.

(2)	Mr. Donald G. Graham, Jr. is President and director of the O. D. Fisher Investment Company (“ODFICO”) and has sole voting power and shared investment power with respect to the shares of Company common stock owned by ODFICO. The 436,731 shares owned by ODFICO are also reported as beneficially owned by Ms. Knepper and Messrs. Donald G. Graham, Jr. and Donald G. Graham, III. Mr. Graham, Jr., Mr. Graham III, and Ms. Knepper disclaim beneficial ownership of the shares held by ODFICO except to the extent of their pecuniary interest therein.

(3)	Mr. George D. Fisher owns 4,800 shares. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 393,504 shares held by such trust. Mr. Fisher is also President and a director of the D. R. Fisher Company, which owns 191,464 shares, and he shares voting and investment power with respect to such shares.

(4)	Represents shares held by GAMCO Investors, Inc. and various other entities which are directly or indirectly controlled by either Mario J. Gabelli or Marc J. Gabelli and for which either acts as chief investment officer, including registered investment companies and pension plans. This information is based solely upon the contents of a filing on Schedule 13D, dated January 5, 2005, made by Mario J. Gabelli, Marc J. Gabelli and related entities with the Securities and Exchange Commission.

(5)	Based on information provided by Mr. William H. Gates III in a Schedule 13D filed on March 7, 2003, the reported shares are owned by Cascade Investment, LLC (“Cascade”). Mr. Gates is the sole member of Cascade.

(6)	Mr. Gowey owns 1,200 shares jointly with his wife. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 393,504 shares held by such trust. Mr. Gowey is also an executive officer of the D. R. Fisher Company which owns 191,464 shares in which he has sole investment power with respect to such shares.

(7)	Ms. Knepper owns 28,174 shares. In addition, Ms. Knepper shares investment power as to the 436,731 shares held by the O. D. Fisher Investment Company. Ms. Knepper’s husband owns 50 shares, and she disclaims beneficial ownership of the shares held by her husband.

(8)	Information based on February 14, 2005 13G filing.

(9)	Includes 393,139 shares owned by the Lula Fisher Warren Trust, of which Ms. Wagner is a trustee, and 319,944 shares owned by the Warren Investment Company, of which she is a director.

(10)	Ms. Warren owns 780 shares. Also includes 393,139 shares owned by the Lula Fisher Warren Trust, of which Ms. Warren is a director, and 319,944 shares owned by the Warren Investment Company, of which she is a director.

TRANSACTIONS WITH MANAGEMENT

Retention Agreements.    The Company entered into retention agreements with William W. Krippaehne, Jr., Benjamin W. Tucker, David D. Hillard, Kirk G. Anderson, Laura J. Boyd, and Sharon J. Johnston (collectively, the “Retention Agreements”).

Retention Agreements provided for a specified retention bonus payable on the earlier of January 15, 2004 or a change in control of the Company, termination of the employee’s employment as a result of certain specified events that could lead to a change in control or termination upon his death. If prior to a change in control the employee’s employment was terminated by himself, by the Company for “cause” (as defined in the agreement) or as a result of his disability or retirement, the employee would not be entitled to the retention bonus.

The Retention Agreements also provided for certain severance benefits upon termination of employment under specified circumstances. Pursuant to each agreement, if following a change in control, or following certain specified events that could lead to a change in control, the employee’s employment was terminated by the Company other than for death, disability or for cause or by the employee for “good reason” (as defined in the agreement), the employee would be entitled to the following benefits: (a) a specified severance payment, in some cases, (b) compensation, reimbursements and benefits accrued through the date of termination; (c) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans as in effect prior to the date of termination; (d) life and health insurance benefits for a period of 24 months following the date of termination; (e) payments under the Company’s Supplemental Pension Plan as if the employee reached the age of 65 upon termination; (f) full vesting of all stock options and restricted stock; and (g) reimbursement for any excise tax paid by the employee under the IRS’s “golden parachute” rules.

On January 15, 2004, under the Retention Agreements, Mr. Krippaehne received a retention bonus of $523,333, Mr. Tucker received a retention bonus of $287,778, Mr. Hillard received a retention bonus of $222,167, Mr. Anderson received a retention bonus of $175,000, Ms. Boyd received a retention bonus of $135,000, and Ms. Johnston received a retention bonus of $120,000.

The Retention Agreements were terminated at the Company’s option, pursuant to the terms of the agreements, in January 2004. Mr. Hillard retired as the Company’s Chief Financial Officer, effective April 2004, and as the Company’s Senior Vice President and Assistant Secretary, effective July 2004. Mr. Krippaehne resigned as the Company’s President and Chief Executive Officer, effective January 6, 2005. Mr. Tucker was appointed as the Company’s Acting President and Chief Executive Officer on January 6, 2005.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of outstanding Company common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2004, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, performed the audit of the consolidated financial statements and of the internal controls over financial reporting for the Company for the year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has been selected as the Company’s independent registered public accountants for fiscal year 2005.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at our 2006 Annual Meeting of Shareholders must be received by us not later than November 25, 2005 in order to be included in the proxy statement and form of Proxy relating to that annual meeting. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding common stock for at least one year by the date of submission of the proposal, and the shareholder must continue to own such stock through the date of the meeting.

In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give timely notice of the proposal to the Company not earlier than November 25, 2005 and not later than December 26, 2005. Furthermore, receipt by the Company of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2006 Annual Meeting, because there are other relevant requirements in the SEC’s proxy rules.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2004, including financial statements. Written requests for the Form 10-K should be addressed to Investor Relations, Fisher Communications, Inc., 100 4th Avenue N., Suite 510, Seattle, Washington 98109.

March 30, 2005

BY ORDER OF THE BOARD OF DIRECTORS

Sharon J. Johnston, Secretary

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level underground, parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor Lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

FCI-PS-05

FISHER COMMUNICATIONS, INC.

ADMISSION CARD

Annual Meeting of Shareholders

Thursday, April 28, 2005 - 10 A.M.

Fisher Plaza

140 4th Avenue North

Seattle, Washington

Name:

Number of Shares Owned:

Representing:

DETACH HERE

ZFCI42

PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS OF

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

FISHER COMMUNICATIONS, INC.

PROXY

The undersigned hereby appoints James W. Cannon, Phelps K. Fisher, Donald G. Graham, Jr. and William W. Warren, Jr. and each of them (with full power to act alone) as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned of Fisher Communications, Inc. (the “Company”) at the 2005 annual meeting of its shareholders to be held at Fisher Plaza, 140 - 4th Avenue North, Seattle, Washington, at 10:00 a.m., Thursday, April 28, 2005, or any postponements, continuations and adjournments thereof, as indicated with respect to the proposal on the reverse side and, in their discretion, upon all other matters that may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

The Board of Directors unanimously recommends a vote “FOR” the proposal described on the reverse side. If no directions are given, the shares represented by this proxy will be voted “FOR ALL NOMINEES” in Item 1, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

HAS YOUR ADDRESS CHANGED?

DO YOU HAVE ANY COMMENTS?

FISHER COMMUNICATIONS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZFCI41

X

Please mark votes as in this example.

#FCI

FISHER COMMUNICATIONS, INC.

1. Election of Directors.

To elect the following nominees to serve as directors for a three-year term: Nominees: (01) Richard L. Hawley, (02) George F. Warren, Jr. and (03) William W. Warren, Jr.

FOR ALL NOMINEES

WITHHOLD FROM ALL NOMINEES

To withhold authority to vote for any of the nominee(s), write the name(s) of such nominee(s) in the space above.

In giving this Proxy, I understand that I may personally vote my shares if I attend the meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.

Mark box at right if you plan to attend the Annual Meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly in the envelope provided so that your stock will be represented in all events and so that we may have a quorum. Please sign your name below. When signing as attorney, administrator, executor, guardian or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Signature:

Date:

Signature:

Date: